As filed with the U.S. Securities and Exchange Commission on April 5, 2007

Registration No. 333-140927

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENDOCEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Canada		Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2989, de la Promenade

Quebec (Quebec), G1W 2J5

Canada

(418) 652-0197

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Fernand Labrie, Chief Executive Officer

EndoCeutics, Inc.

2989, de la Promenade

Quebec (Quebec), G1W 2J5

Canada

(418) 652-0197

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

J. Russell Bulkeley, Esq. Eaton & Van Winkle LLP 3 Park Avenue New York, New York 10016 Telephone: (212) 779-9910	Donald Murray, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 Telephone: (212) 259-8000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Shares, no par value	$85,962,500	$2,639.05

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the expenses expected to be incurred by registrant in connection with the registration and distribution of the securities registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and Nasdaq Global Market listing fee.

Amount
SEC registration fee	$2,300
NASD filing fee	8,000
Printing expenses	200,000
Legal fees and expenses	1,591,600
Audit fees and expenses	580,000
Nasdaq Global Market fees	100,000
Miscellaneous expenses	218,100

Total	$2,700,000

Item 14.  Indemnification of Directors and Officers

The Canada Business Corporation Act provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual, acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and, in any criminal or administrative proceeding that is enforced by a monetary penalty, if such person had no reasonable grounds to believe his or her conduct was unlawful. However, in case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Registrant’s General By-laws generally provide that the registrant shall indemnify each director or officer or former director or officer and each other individual who acts or who has acted at the registrant’s request as a director or officer, or in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the registrant or other entity, provided: (i) the individual acted honestly and in good faith with a view to the best interests of the registrant or, as the case may be, to the best interests of the other entity; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

We intend to obtain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

Reference is also made to the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement for information concerning the underwriters’ obligation to indemnify us and our officers and directors in certain circumstances.

Item 15.  Recent Sales of Unregistered Securities

On June 20, 2006, the registrant issued and sold an aggregate of 100 of its common shares to EndoResearch Inc., its parent company and sole shareholder, for and in consideration of $100, constituting the initial capitalization of the registrant.

The sale of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering, to the extent an exemption from such registration was required. In each issuance of common shares described above, EndoResearch represented to us in connection with its purchase that it was an accredited investor and was acquiring the shares for investment and not distribution, that it could bear the risks of the investment and could hold the securities for an indefinite period of time. EndoResearch received disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. The sales of these securities were made without general solicitation or advertising. Recipient had adequate access, through its relationship with the registrant, to information about the registrant.

Item 16.  Exhibits.

(a)	Exhibits.

Exhibit Number	Description
1.1	Form of Underwriting Agreement.*

3.1	Certificate of Incorporation of the Registrant, dated June 20, 2006.++

3.2	Articles of Amendment, dated October 2, 2006.++

3.3	Bylaws of the Registrant.++

4.1	Specimen Common Share Certificate.++

5.1	Opinion of Fasken Martineau DuMoulin LLP.*

10.1	Employment Agreement, dated October 6, 2006, between Registrant and Fernand Labrie.++

10.2	Employment Agreement, dated December 14, 2006, between Registrant and Julie-Pascale Emond.++

10.3	Employment Agreement, dated January 25, 2007, between Registrant and Jean-Denis Dubois.++

10.4	Employment Agreement, dated February 8, 2007, between Registrant and Claude Doré.++

10.5	Form of Indemnification Agreement between the Registrant and its officers and directors.++

10.6	Form of Agreement between Registrant and EndoResearch, Inc.*

10.7	Agreement, dated January 1, 1992, between EndoResearch Inc. and Schering Corporation.†++

10.8	Amendment, dated November 18, 1996, among EndoResearch Inc. and each of Schering Corporation and Schering-Plough Ltd.†++

10.9	Addendum, dated September 20, 2005, among EndoResearch Inc. and each of Schering Corporation and Schering-Plough Ltd.†++

10.10	Clinical Agreement, dated February 3, 2006, between EndoResearch Inc. and University of Kansas Medical Center Research Institute, Inc.++

10.11	Research Collaboration Agreement, dated December 19, 2005, among EndoResearch Inc. and each of Monash University and The Alfred Hospital.†++

10.12	Form of Confidentiality Agreement.++

Exhibit Number	Description

10.13	Master Research Agreement, dated December 22, 2006, between Registrant and Centre Hospitalier Universitaire Quebec.++

14.1	Code of Business Conduct and Ethics.++

23.1	Consent of Independent Registered Public Accounting Firm.++

23.2	Consent of Independent Registered Public Accounting Firm.++

23.3	Consent of Fasken Martineau DuMoulin LLP* (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-5).++

99.1	Registrant’s Waiver Request and Representation under Item 8.A.4.++

*	Filed herewith.

†	Portions of the document referenced in this exhibit have been omitted pursuant to a confidential treatment request. The complete document, together with the information contained in the omitted portions, has been filed separately with the Commission.
++	Filed previously.

(b)	Financial Statement Schedule

Schedules have been omitted because they are not applicable, not required or the information required to be set forth therein is included in the consolidated financial statements or notes thereto.

Item 17.  Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Quebec City, province of Quebec, Canada, on the 5th day of April, 2007.

EndoCeutics, Inc.

By:	/S/ FERNAND LABRIE
Fernand Labrie, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ FERNAND LABRIE Fernand Labrie	Chief Executive Officer (principal executive officer) and Director	April 5, 2007

/S/ CLAUDE DORÉ Claude Doré	Chief Financial Officer (principal accounting officer)	April 5, 2007

/S/ ROBERT DESPRÉS* Robert Després	Chairman, Director	April 5, 2007

/S/ SERGE CARRIÈRE* Serge Carrière	Director	April 5, 2007

/S/ DONALD R. CONKLIN* Donald R. Conklin	Director	April 5, 2007

/S/ MICHEL DALLAIRE* Michel Dallaire	Director	April 5, 2007

Eric Dupont	Director

Signature	Title	Date

Jean-Pierre Gayral	Director

/S/ PIERRE SECCARECCIA* Pierre Seccareccia	Director	April 5, 2007

/S/ JEROME F. STRAUSS III* Jerome F. Strauss III	Director	April 5, 2007

/S/ STEPHEN NAGLER Stephen Nagler	Authorized United States Representative	April 5, 2007

*By:	/S/ FERNAND LABRIE

Name: Fernand Labrie Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement.*

3.1	Certificate of Incorporation of the Registrant, dated June 20, 2006.++

3.2	Articles of Amendment, dated October 2, 2006.++

3.3	Bylaws of the Registrant.++

4.1	Specimen Common Share Certificate.++

5.1	Opinion of Fasken Martineau DuMoulin LLP.*

10.1	Employment Agreement, dated October 6, 2006, between Registrant and Fernand Labrie.++

10.2	Employment Agreement, dated December 14, 2006, between Registrant and Julie-Pascale Emond.++

10.3	Employment Agreement, dated January 25, 2007, between Registrant and Jean-Denis Dubois.++

10.4	Employment Agreement, dated February 8, 2007, between Registrant and Claude Doré.++

10.5	Form of Indemnification Agreement between the Registrant and its officers and directors.++

10.6	Form of Agreement between Registrant and EndoResearch, Inc.*

10.7	Agreement, dated January 1, 1992, between EndoResearch Inc. and Schering Corporation.†++

10.8	Amendment, dated November 18, 1996, among EndoResearch Inc. and each of Schering Corporation and Schering-Plough Ltd.†++

10.9	Addendum, dated September 20, 2005, among EndoResearch Inc. and each of Schering Corporation and Schering-Plough Ltd.†++

10.10	Clinical Agreement, dated February 3, 2006, between EndoResearch Inc. and University of Kansas Medical Center Research Institute, Inc.++

10.11	Research Collaboration Agreement, dated December 19, 2005, among EndoResearch Inc. and each of Monash University and The Alfred Hospital.†++

10.12	Form of Confidentiality Agreement.++

10.13	Master Research Agreement, dated December 22, 2006, between Registrant and Centre Hospitalier Universitaire Quebec.++

14.1	Code of Business Conduct and Ethics.++

23.1	Consent of Independent Registered Public Accounting Firm.++

23.2	Consent of Independent Registered Public Accounting Firm.++

23.3	Consent of Fasken Martineau DuMoulin LLP* (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-5).++

99.1	Registrant’s Waiver Request and Representation under Item 8.A.4.++

*	Filed herewith.

†	Portions of the document referenced in this exhibit have been omitted pursuant to a confidential treatment request. The complete document, together with the information contained in the omitted portions, has been filed separately with the Commission.
++	Filed previously.